UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2006

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7852	94-0777139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

(503) 228-9161

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Effective December 31, 2006, Pope & Talbot, Inc. (the “Company”) and its wholly-owned Canadian subsidiary, Pope & Talbot Ltd., entered into a Second Amendment to the Credit Agreement with Ableco Finance LLC, Wells Fargo Financial Corporation Canada and the other lenders under the Company’s $325 million senior secured credit facility. Significant changes to the Credit Agreement made by the Second Amendment included:

•	Elimination of the former covenant requirement that the opinion the Company receives from its independent registered public accounting firm for 2006 and subsequent years not express doubt about the Company’s ability to continue as a going concern;

•	Elimination of the former $40 million limit on cash borrowings under the $75 million revolving facility;

•	Reduction of the required level of EBITDA for the four-quarter periods ending June 30, 2007 and September 30, 2007 from $35 million to $30 million, in recognition of the acceleration into the second and third quarters of 2007 of a portion of the Company’s 2007 pulp mill shutdown maintenance expenses, as required by FSP AUG AIR-1, “Accounting for Planned Major Maintenance Activities” issued by the FASB in September 2006;

•	Elimination of the requirement to pay prepayment premiums in connection with voluntary prepayments of the term loans other than a voluntary prepayment in full;

•	Extension by one year of the period during which prepayment premiums must be paid, if applicable; and

•	Addition of a 1% fee for any reduction of the $75 million revolving credit commitment prior to June 29, 2008.

In connection with the Second Amendment, the Company paid an amendment fee of $655,000 to the lenders.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

4.1	Second Amendment dated December 31, 2006 to Credit Agreement dated June 28, 2006 between Pope & Talbot, Inc., Pope & Talbot Ltd., the Several Lenders, Lehman Brothers Inc., Lehman Commercial Paper Inc., Ableco Finance LLC, and Wells Fargo Financial Corporation Canada.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on January 5, 2007.

POPE & TALBOT, INC.
Registrant

By	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	Vice President and Chief Financial Officer

3